Exhibit 10.7

THIRD AMENDMENT TO REVOLVING CREDIT

AND TERM LOAN AGREEMENT

THIRD AMENDMENT (the “Amendment”) entered into as of October 21, 2005 by and among HI-TECH PHARMACAL CO., INC. (the “Company”), a Delaware corporation, with its principal place of business at 369 Bayview Avenue, Amityville, New York 11701 and BANK OF AMERICA, N.A., successor by merger to Fleet National Bank, a national banking association, having a place of business located at 300 Broad Hollow Road, Melville, New York 11747 (the “Bank”).

WHEREAS, the Borrower, Little Remedies Co., Inc. (the “Former Guarantor”) and the Bank are parties to a Revolving Credit and Term Loan Agreement dated as of October 23, 2002, as amended by the First Amendment dated as of November 1, 2002 and the Second Amendment dates as of November 15, 2002, as same may be hereafter amended and modified (the “Agreement”);

WHEREAS, the Former Guarantor is an inactive entity and as of the effective date of this Amendment, shall no longer provide its secured guaranty with respect to Borrower’s obligations under the Agreement; and

WHEREAS, the Borrower has requested that the Bank amend, and the Bank has agreed to amend certain provisions of the Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. All capitalized terms used herein, unless otherwise defined herein, have the same meanings provided therefor in the Agreement.

2. The Agreement is hereby amended as follows:

(a) The definition of “Acquisition” in Section 1.1 is deleted and the following is substituted therefor:

“Acquisition: shall mean any acquisition after the date hereof by the Company or any Subsidiary, of a Person within the same or related line of business as the Company or its Subsidiaries by: merger, consolidation, purchase of a voting majority of the stock of another Person, purchase of all or substantially all of the assets of another Person or purchase of all or substantially all of the assets of a division or other operating component of another Person, if all of the following conditions are met:

(i) The Bank shall have received a set of projections setting forth in reasonable detail the pro forma effect of such acquisition and showing compliance by the Company and its Subsidiaries with all covenants set forth in this Agreement for the next succeeding year. The projections to be delivered hereunder shall include and specify the assumptions used to prepare such projections regarding growth of sales, margins on sales and cost savings resulting from such acquisition;

(ii) The Bank shall have received a certificate signed by the chief financial officer of the Company to the effect that (and including calculations indicating that) on a pro forma basis after giving effect to such acquisition: (a) all representations and warranties contained in the Loan Documents will remain true and correct except those, if any, made as of a specific time which shall have been true and correct when made, (b) the Company is in compliance with and will remain in compliance with all covenants contained in the Loan Documents, and (c) no Default or Event of Default has occurred and is continuing or will occur as a result of the consummation of such acquisition;

(iii) Such acquisition, in the case of a corporation being acquired, has been (a) approved by the board of directors of such corporation which is the subject of such acquisition, (b) recommended for approval by such board to the shareholders of such corporation and subsequently approved by such shareholders as required under applicable law or the by-laws or the certificate of incorporation of such corporation or (c) otherwise agreed to by all shareholders of such corporation;

(iv) With respect to each Seller Note constituting part of the Cash Compensation for such acquisition, the Company shall obtain a subordination agreement on the Bank’s standard form, subordinating such Seller Note to all obligations in favor of the Bank; and

(v) The Company has timely delivered the information required pursuant to Section 5.1 hereof.”

(b) Section 1.1 is amended by adding the following definition:

“Cash Compensation: shall mean, in connection with Acquisitions, the sum of Seller Notes plus cash paid and assumed debt.”

(c) The definition of “Guarantor” in Section 1.1 is deleted and the following is substituted therefor:

“Guarantor: Reserved.”

(d) The definition of “Installment Payment Date” in Section 1.1 is deleted and the following is substituted therefor:

“Installment Payment Date: Reserved.”

(e) The definition of “Interest Period” in Section 1.1 is deleted and the following is substituted therefor:

“Interest Period: shall mean any period during which a Loan bears interest as a LIBOR Rate Loan as elected by the Company in accordance with the terms of this Agreement, provided that:

(a) If any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless such Interest Period is with respect to a LIBOR Rate Loan and the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and

(b) No Interest Period shall extend beyond a stated Maturity Date.”

(f) The definition of “Loan or Loans” in Section 1.1 is deleted and the following is substituted therefor:

“Loan or Loans: shall mean, collectively, the Advances.”

(g) The definition of “Master Agreement” in Section 1.1 is deleted and the following is substituted therefor:

“Master Agreement: Reserved.”

(h) The definition of “Maturity Date” in Section 1.1 is deleted and the following is substituted therefor:

“Maturity Date: shall mean the date that all or a portion of the outstanding principal balance of a Loan is due and payable pursuant to the terms hereof, which shall include without limitation the Termination Date.”

(i) The definition of “Purchase Agreement” in Section 1.1 is deleted and the following is substituted therefor:

“Purchase Agreement: Reserved.”

(j) Section 1.1 is amended by adding the following definition:

“Seller Notes: shall mean purchase money financing payable to any seller in connection with an Acquisition, but not in excess of $5,000,000 to each such seller, which in each case shall be subordinated to the Company’s obligations to the Bank on terms acceptable to the Bank.”

(k) Section 1.1 is amended by adding the following definition:

“Subordinated Debt: shall mean indebtedness subordinated on terms acceptable to the Bank.”

(l) The definition of “Termination Date” in Section 1.1 is deleted and the following is substituted therefor:

“Termination Date: shall mean April 30, 2009.”

(m) Section 2.1 is deleted and the following is substituted therefor:

“2.1 Loans: Subject to the terms and conditions of this Agreement, the Bank agrees to make Loans to the Company as provided for herein.”

(n) Section 2.2 is deleted and the following is substituted therefor:

“2.2 Revolving Credit Commitment: Subject to the terms and conditions hereof, the Bank agrees to extend credit to the Company (a) by making loans (each such loan being hereinafter called an “Advance”) to the Company from time to time during the Revolving Credit Commitment Period provided not more than $5,000,000 of such Advances may be utilized to fund Acquisitions, or (b) by issuing Letters of Credit for the Company up to an aggregate stated amount at any one time outstanding of One Hundred Thousand and 00/100 ($100,000.00) Dollars pursuant to Section 2.4(b) hereof during the Revolving Credit Commitment Period provided that at any time the sum of (i) the aggregate principal amount of the Advances plus (ii) the aggregate stated amount of the Letters of Credit shall not exceed at any one time outstanding the lesser of (y) Ten Million and 00/100 ($10,000,000.00) Dollars or (z) the Borrowing Base (the “Revolving Credit Commitment”). During the Revolving Credit Commitment Period, the Company may use the Revolving Credit Commitment by borrowing, paying and prepaying in whole or in part and reborrowing, in accordance with the terms and conditions hereof.”

(o) Section 2.3 is deleted and the following is substituted therefor:

“2.3 Revolving Credit Note: The Advances made by the Bank pursuant to Section 2.2 hereof shall be evidenced by a promissory note of the Company, payable to the order of the Bank, substantially in the form of Exhibit A-1 hereto, with blanks appropriately completed (the “Revolving Credit Note”) representing the obligation of the Company to pay the lesser of

(a) the Revolving Credit Commitment or, (b) the aggregate unpaid amount of all Advances made by the Bank plus interest. The Revolving Credit Note shall bear interest on the unpaid principal balance thereof from time to time outstanding at a rate per annum to be elected by the Company in accordance with the notice provisions set forth in Section 2.4 hereof, and in the case of LIBOR Rate Loans for the Interest Periods of one, two, three or six months as therein specified, equal to either (1) the LIBOR Rate plus 0.75%, or (2) the Prime Rate (which interest rate will change when and as the Prime Rate changes). In all cases interest shall be computed on the basis of a 360-day year for actual days elapsed and shall be payable as provided in Section 2.8(a) hereof. After any stated or accelerated maturity, the Revolving Credit Note shall bear interest at the Post Default Rate. The Revolving Credit Note shall be dated the date of this Agreement, be payable to the order of the Bank and be stated to mature on the Termination Date. The Bank is hereby irrevocably authorized by the Company to enter on the schedule attached to the Revolving Credit Note the amount of each Advance made by it, each payment thereon, and the other information provided for on such schedule; provided, however, that the failure to make any such entry with respect to any Advance shall not limit or otherwise affect the obligation of the Company to repay the same and, in all events, the principal amount owing by the Company in respect to the Revolving Credit Note shall be the aggregate amount of all Advances made by the Bank less all payments of principal thereon made by the Company. The Bank may attach one or more continuations to such schedule as and when required. The aggregate unpaid principal balance of the Advances set forth on the schedule attached to its Revolving Credit Note shall be presumptive evidence of the principal amount owing and paid thereon.”

(p) Section 2.6 is deleted and the following is substituted therefor:

“2.6 Reserved.”

(q) Section 2.7 is deleted and the following is substituted therefor:

“2.7 Reserved.”

(r) Section 2.8(c) is deleted and the following is substituted therefor:

“2.8(c) Reserved.”

(s) Section 2.16 is deleted and the following is substituted therefor:

“2.16 Use of Proceeds: The Company hereby covenants and agrees that the proceeds of the initial Advance will be used to repay in full, on the date hereof, indebtedness outstanding under the revolving credit agreement between the Company and the Bank dated February 2, 2000, which facility shall then be canceled, and thereafter for working capital support, provided that up to $5,000,000 of the Advances may be used to partially pay the purchase price of an Acquisition.”

(t) Section 3.25 is deleted and the following is substituted therefor:

“3.25 Reserved.”

(u) Section 4.2 is deleted and the following is substituted therefor:

“4.2 Conditions to use of Advances for an Acquisition: The obligation of the Bank to make any portion of the Advances available for each Acquisition (upon satisfaction of all requirements set forth in the definition of Acquisition) shall be subject to the further conditions precedent that on the date of such borrowing the following shall be satisfied:

(a) Acquisition Documents: The Bank shall have received true and complete copies of all contracts, documents and agreements relating to each Acquisition (the “Acquisition Documents”), and evidence that, except for the payment of that portion of the purchase price to be funded by the proceeds of any Advance, the Acquisition is being completed in accordance with the terms of the Acquisition Documents previously furnished and that no condition or material obligation on the part of the seller has been waived.

(b) Certificates; Information: The Bank shall have received (1) the certificates of the Chief Financial Officer of the Company referred to in Section 3.12(b) hereof, and clause (iii) of the definition of Acquisition; (2) the information set forth in clauses (ii) and (iv) of the definition Acquisition; and (3) if applicable, the subordination agreements referred to in clause (v) of the definition of Acquisition.

(c) Other Documents: Such other approvals, opinions, or documents as the Bank or its counsel may reasonably request with respect to each Acquisition.”

(v) Section 5.9(b) is deleted and the following is substituted therefor:

“5.9(b) A maximum ratio of Funded Debt, as hereinafter defined, to EBITDA of no greater than 1.5 to 1.0 as at the end of each fiscal quarter of each fiscal year for the rolling four quarters then-ended. “Funded Debt” shall mean indebtedness for borrowed money, capital leases, notes payable and indebtedness for the deferred purchase price of property or indebtedness secured by a Lien and each case by its terms matures one year from or is renewable or extendable at the option of the debtor to a date more than one year from the date of creation.”

(w) Section 5.9(c) is deleted and the following is substituted therefor:

“5.9(c) A minimum Tangible Net Worth of at least (i) $50,000,000.00 as at July 31, 2005 (“Base TNW”), (ii) as at October 31, 2005, an amount equal to the Base TNW increased by an amount equal to 75% of the net income of the Company for the prior fiscal quarter, and (iii) as of the end of each fiscal quarter thereafter, an amount equal to the prior quarter’s Tangible Net Worth requirement plus 75% of the net income of the Company for the prior fiscal quarter.”

(x) Section 5.9(d) is deleted and the following is substituted therefor:

“5.9(d) A minimum Interest Coverage Ratio, as hereinafter defined, of at least 5.0 to 1.0 as at the end of each quarter of each fiscal year for the rolling four quarters then-ended. “Interest Coverage Ratio” shall mean (i) EBITDA minus total capital expenditures minus dividends minus cash taxes divided by (ii) the aggregate interest expense on all Debt.”

(y) Section 6.1 is hereby deleted and the following is substituted therefor:

“6.1 Debt: Create, incur, assume or suffer to exist any Debt or liability for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except for (i) Debt to the Bank, (ii) Debt not exceeding Five Million and 00/100 ($5,000,000.00) Dollars per fiscal year under Capitalized Lease Obligations or secured by purchase money liens and security interests permitted by Section 6.2(v) hereof, (iii) Debt listed on Schedule 6.1 hereto, which Debt shall not be amended or modified or the obligations of the Company thereunder increased, without the prior written consent of the Bank, (iv) accounts payable to trade creditors in the ordinary course of business which are not overdue beyond such period as is commercially reasonable for the Company’s business, (v) Subordinate Debt, and (vi) Debt not otherwise indicated in the subheadings above not to exceed Five Hundred Thousand and 00/100 ($500,000.00) in the aggregate at any one time outstanding.”

(z) Section 6.3 is deleted and the following is substituted therefor:

“6.3 Merger, Consolidation and Acquisition of Assets: Merge into or consolidate with any other Person or permit any other Person to merge into it, or acquire all or substantially all the properties or assets of any other Person or become a partner of or venturer with any other Person without the Bank’s written consent, which consent will not be unreasonably withheld or delayed, except (i) an Acquisition and (ii) that any Subsidiary may merge into or transfer assets to the Company.”

(aa) Section 6.9 is deleted and the following is substituted therefor:

“6.9 Capital Expenditures; Capitalized Leases: Expend in excess of $7,500,000.00, in the aggregate in any fiscal year for Capital Expenditures including payments made on account of Capitalized Leases. For purposes of the foregoing, Capital Expenditures shall include payments made on account of any deferred purchase price or on account of any indebtedness incurred to finance any such purchase price but shall exclude the purchase price of any Acquisition.”

(bb) Section 6.16 is deleted and the following is substituted therefor:

“6.16 Reserved.”

(cc) Exhibit A is amended by deleting same and substituting the attached Exhibit A-1 therefor.

(dd) Exhibit B is amended by deleting same and substituting “Reserved” therefor.

(ee) All other provisions of the Agreement not modified above shall remain in full force and effect.

3. The Borrower hereby represents and warrants to the Bank that:

(a) There are no defenses or offsets to its obligations under the Agreement, the Notes, or the Loan Documents, and if any such defenses or offsets exist, the same are hereby waived.

(b) Each and every of the representations and warranties of the Borrower set forth in the Agreement is true as of the date hereof and with the same effect as though made on the date hereof, and is hereby incorporated herein in full by reference as if fully restated herein in its entirety.

(c) No Default or Event of Default and no event or condition which, with the giving of notice or lapse of time or both, would constitute such a Default or Event of Default, now exists or would exist after giving effect hereto.

4. It is expressly understood and agreed that all collateral security granted by the Borrower for the Loans, Letters of Credit and other extensions of credit set forth in the Agreement prior to the amendment provided for herein is and shall continue to be collateral security for the Loans, Letters of Credit and other extensions of credit provided in the Agreement as herein amended. Without limiting the generality of the foregoing, the Borrower hereby absolutely and unconditionally confirms that each document and instrument executed by it pursuant to the Agreement continues in full force and effect, is ratified and confirmed and is and shall continue to be applicable to the Agreement (as herein amended).

5. The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to or a waiver of any other term or condition of the Agreement or any of the documents referred to therein, or (b) prejudice any right or rights which the Bank may now have or may have in the future under or in connection with the Agreement or any documents referred to therein. Whenever the Agreement is referred to in the Agreement or any of the instruments, agreements or other documents or papers executed and delivered in connection therewith, it shall be deemed to mean the Agreement as modified by this Amendment.

6. The Borrower agrees to pay on demand, and the Bank may charge any deposit or loan account(s) of the Borrower, for all reasonable expenses (including reasonable attorneys fees) incurred by the Bank in connection with the negotiation and preparation of the Agreement as amended hereby.

7. This Amendment shall become effective on such date as all of the following conditions shall be satisfied, retroactive to the date hereof:

(a) The Bank shall have received four (4) fully-executed, original counterparts of this Amendment together with one (1) executed original of the Amended and Restated Revolving Credit Note.

(b) The Bank shall have received a completed Security Agreement Questionnaire and UCC searches in all appropriate jurisdictions for the Company, together with UCC-3 termination statements terminating any liens against the Collateral not permitted under Section 6.2 of the Agreement.

(c) The Bank shall have received its extension fee in the amount of $12,500.00.

(d) The Bank shall have received copies of fully-executed counterparts of all action (in form and substance satisfactory to the Bank and its counsel) taken by the Company to authorize the execution, delivery and performance of this Amendment, together with good standing certificates for the Company and such other papers as the Bank or its counsel may require.

8. This Amendment may be executed in counterparts, each of which shall constitute an original, and each of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment the year and date first above written.

HI-TECH PHARMACAL CO., INC.

By:	/s/ David Seltzer
David Seltzer
President

BANK OF AMERICA, N.A.

By:	/s/ Martha Novak
Martha Novak
Senior Vice President

State of New York, County of Suffolk, ss:

On the 23rd day of May, in the year 2006, before me the undersigned, personally appeared DAVID SELTZER, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

/s/ Joseph J. McLean
Notary Public

State of New York, County of Suffolk, ss:

On the 23rd day of May, in the year 2006, before me the undersigned, personally appeared MARTHA NOVAK, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

/s/ Kerrie Kemerson
Notary Public

EXHIBIT A-1

FORM OF AMENDED AND RESTATED

REVOLVING CREDIT NOTE

$10,000,000.00	Melville, New York	As of October 21, 2005

HI-TECH PHARMACAL CO., INC., a Delaware corporation (the “Company”), for value received, hereby promises to pay to the order of BANK OF AMERICA, N.A., successor by merger to Fleet National Bank (the “Bank”) on the Termination Date as defined in the Agreement herewith referred to, at the office of the Bank specified in Section 9.13 of the Agreement, in lawful money of the United States of America and in immediately available funds the principal amount of TEN MILLION AND 00/100 ($10,000,000.00) DOLLARS or, if less than such principal amount, the aggregate unpaid principal amount of all Advances made by the Bank to the Company pursuant to Section 2.2 of the Agreement. The Company further promises to pay interest at said office in like money on the unpaid principal balance of this Note from time to time outstanding at an annual rate as selected by the Company pursuant to the terms of Section 2 of the Agreement. Interest shall be computed on the basis of a 360-day year for actual days elapsed and shall be payable as provided in the Agreement. All Advances made by the Bank pursuant to Section 2.2 of the Agreement and payments of the principal thereon may be endorsed by the holder of this Note on the schedule annexed hereto, to which the holder may add additional pages. The aggregate net unpaid amount of the Advances set forth in such schedule shall be presumed to be the principal balance hereof. After the stated or any accelerated maturity hereof, this Note shall bear interest at the Post Default Rate as set forth in the Agreement, payable on demand, but in no event in excess of the maximum rate of interest permitted under applicable law.

This Note is the Revolving Credit Note referred to in the Loan Agreement dated as of October 23, 2002 by and among the Company, Little Remedies Co, Inc. and the Bank as same may be amended from time to time (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement. This Note is entitled to the benefits of this Agreement thereof and may be prepaid, and is required to be prepaid, in whole or in part (subject to the indemnity provided in the Agreement) as provided therein. This Note is secured by the collateral described in the Security Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable as provided in the Agreement. This Note is in replacement but not repayment of that prior Revolving Credit Note by the Company in favor of the Bank dated October 23, 2002.

This Note shall be construed in accordance with and governed by the laws of the State of New York.

HI-TECH PHARMACAL CO., INC.

Exhibit A-1/Page 1

SCHEDULE OF LOANS AND PAYMENT OF PRINCIPAL

TO REVOLVING CREDIT NOTE

DATED AS OF OCTOBER 21, 2005

HI-TECH PHARMACAL CO., INC.

TO

BANK OF AMERICA, N.A.

Date	Amount of Loan	Interest Rate	Last Day of Interest Period	Balance Principal Paid	Remaining Unpaid	Notation Made by

Schedule/Page 1

AMENDED AND RESTATED

REVOLVING CREDIT NOTE

$10,000,000.00	Melville, New York	As of October 21, 2005

HI-TECH PHARMACAL CO., INC., a Delaware corporation (the “Company”), for value received, hereby promises to pay to the order of BANK OF AMERICA, N.A., successor by merger to Fleet National Bank (the “Bank”) on the Termination Date as defined in the Agreement herewith referred to, at the office of the Bank specified in Section 9.13 of the Agreement, in lawful money of the United States of America and in immediately available funds the principal amount of TEN MILLION AND 00/100 ($10,000,000.00) DOLLARS or, if less than such principal amount, the aggregate unpaid principal amount of all Advances made by the Bank to the Company pursuant to Section 2.2 of the Agreement. The Company further promises to pay interest at said office in like money on the unpaid principal balance of this Note from time to time outstanding at an annual rate as selected by the Company pursuant to the terms of Section 2 of the Agreement. Interest shall be computed on the basis of a 360-day year for actual days elapsed and shall be payable as provided in the Agreement. All Advances made by the Bank pursuant to Section 2.2 of the Agreement and payments of the principal thereon may be endorsed by the holder of this Note on the schedule annexed hereto, to which the holder may add additional pages. The aggregate net unpaid amount of the Advances set forth in such schedule shall be presumed to be the principal balance hereof. After the stated or any accelerated maturity hereof, this Note shall bear interest at the Post Default Rate as set forth in the Agreement, payable on demand, but in no event in excess of the maximum rate of interest permitted under applicable law.

This Note is the Revolving Credit Note referred to in the Loan Agreement dated as of October 23, 2002 by and among the Company, Little Remedies Co, Inc. and the Bank as same may be amended from time to time (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement. This Note is entitled to the benefits of this Agreement thereof and may be prepaid, and is required to be prepaid, in whole or in part (subject to the indemnity provided in the Agreement) as provided therein. This Note is secured by the collateral described in the Security Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable as provided in the Agreement. This Note is in replacement but not repayment of that prior Revolving Credit Note by the Company in favor of the Bank dated October 23, 2002.

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This Note shall be construed in accordance with and governed by the laws of the State of New York.

HI-TECH PHARMACAL CO., INC.

By:	/s/ David Seltzer
David Seltzer
President

State of New York, County of Suffolk, ss:

On the 23 day of May, in the year 2006, before me the undersigned, personally appeared DAVID SELTZER, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

/s/ Joseph J. McLean
Notary Public

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SCHEDULE OF LOANS AND PAYMENT OF PRINCIPAL

TO REVOLVING CREDIT NOTE

DATED AS OF OCTOBER 21, 2005

HI-TECH PHARMACAL CO., INC.

TO

BANK OF AMERICA, N.A.

Date	Amount of Loan	Interest Rate	Last Day of Interest Period	Balance Principal Paid	Remaining Unpaid	Notation Made by

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